Exhibit 10.15

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of August 28, 2024, is by and between SITE Centers Corp., an Ohio corporation (“SITE Centers” or the “Company”), and Gerald R. Morgan (“Executive”).

The Board of Directors of SITE Centers (the “Board”), on behalf of the Company, and Executive desire to enter into this Agreement to reflect the terms pursuant to which Executive will serve SITE Centers on and after the Effective Date. “Effective Date” shall mean a date between September 16, 2024 and November 15, 2024 on which Executive commences employment with SITE Centers (as selected by Executive upon five (5) business days’ advance notice to the Company). In the event the Effective Date has not occurred on or prior to November 15, 2024, this Agreement shall immediately terminate on such date. Certain capitalized terms used in this Agreement have the meanings ascribed to them in Section 22 of this Agreement.

SITE Centers and Executive agree, effective as of the Effective Date, as follows:

1.
Employment, Term. To the extent the consummation of the Company’s anticipated spin-off of Curbline Properties Corp., its convenience property portfolio, into a separate publicly traded company (the “Spin-Off”) and the related resignation of the Company’s current Chief Financial Officer and Treasurer has not occurred on or prior to the Effective Date, SITE Centers will engage and employ Executive as of the Effective Date to render services in the administration and operation of its affairs as a Senior Vice President, reporting directly to SITE Centers’ Chief Executive Officer (the “CEO”) and performing such duties and having such responsibilities and authority as are customarily incident to senior vice presidents of companies similar in size to, and in a similar business as, SITE Centers, together with such other duties as, from time to time, may be specified by the CEO, in a manner consistent with Executive’s status as Senior Vice President, all in accordance with the terms and conditions of this Agreement, for a term extending from the Effective Date until the Termination Date. Either (a) from and after the consummation of the Spin-Off and the related resignation of the Company’s current Chief Financial Officer and Treasurer (if the Spin-Off occurs on or after the Effective Date), or (b) from and after the Effective Date (if the Spin-Off occurs before the Effective Date), SITE Centers will engage and employ Executive to serve as the Company’s Chief Financial Officer and Treasurer (“CFO”) reporting directly to the CEO and performing such duties and having such responsibilities and authority as are customarily incident to chief financial officers of companies similar in size to, and in a similar business as, SITE Centers, together with such other duties as, from time to time, may be specified by the CEO; provided, however, that in the event the Company fails to consummate the Spin-Off for any reason (and therefore Executive does not attain the position of CFO), such events shall not constitute “Good Reason” for purposes of this Agreement, including in respect of Section 7.2. The period of time from the Effective Date through the Termination Date is sometimes referred to herein as the “Contract Period.” During the Contract Period while Executive is employed by SITE Centers, Executive shall report to the CEO.
2.
Full-Time Services. Throughout the Contract Period while Executive is employed by SITE Centers, Executive will devote substantially all of Executive’s business time and efforts to the service of SITE Centers, except for (a) usual vacation periods and reasonable periods of illness, (b) reasonable periods of time devoted to Executive’s personal financial affairs, and (c) with the prior consent of the CEO, services as a director or trustee of other corporations or organizations, either for profit or not for profit, that are not in competition with SITE Centers; provided, however, that in no event shall Executive devote less than 90% of Executive’s business time and efforts to the service of SITE Centers.
3.
Compensation. For all services to be rendered by Executive to SITE Centers under this Agreement during the Contract Period while Executive is employed by SITE Centers, including services as Senior Vice President (or CFO, as applicable) and any other services specified by the CEO, SITE Centers will pay and provide to Executive the compensation and benefits specified in this Section 3.
3.1
Base Salary. From and after the Effective Date and through the end of the Contract Period while Executive is employed by SITE Centers, SITE Centers will pay Executive base salary (the “Base Salary”), in equal monthly or more frequent installments, at the rate of not less than Five Hundred Thousand Dollars ($500,000) per year. Any such increased Base Salary shall constitute “Base Salary” for purposes of this Agreement.
3.2
Annual Bonus. For each calendar year during the Contract Period while Executive is employed by SITE Centers, subject to achievement of applicable performance criteria (if any), the Company shall make an annual incentive payment to Executive, in cash, for such calendar year (an “Annual Bonus”) between January 1 and March 15 of the immediately subsequent calendar year in an amount not to exceed $300,000, provided that the Annual Bonus paid to Executive in respect of 2024 shall be reduced pro rata based on the portion of 2024 during which Executive was not employed by (or serving as a consultant to) the Company. The Company’s payment of an Annual Bonus to Executive shall be determined based on the factors and criteria that have been or may be reasonably established from time to time for the calculation of the Annual Bonus by the CEO or the Committee, as applicable. For each calendar year in the Contract Period while Executive is employed by SITE Centers (starting with 2025), the Board or the Committee or the CEO, as applicable, will (if applicable) establish, and thereafter provide Executive with written notice of, the performance metrics and their relative weighting to be used in, and any specific threshold, target and maximum performance targets applicable to, the determination of the Annual Bonus for Executive for such calendar year not later than March 15 of such year. There is no guaranteed Annual Bonus under this Agreement, and for each applicable year, Executive’s Annual Bonus could be as low as zero or as high as $300,000. Notwithstanding anything in this Agreement to the contrary, each Annual Bonus shall be on the terms and subject to such conditions as are specified for the particular Company plans or programs pursuant to which the Annual Bonus is granted.
3.3
Taxes. Executive shall be solely responsible for taxes imposed on Executive by reason of any compensation and benefits provided under this Agreement, and all such compensation and benefits shall be subject to applicable withholding taxes.
4.
Benefits.
4.1
Retirement and Other Benefit Plans Generally. Throughout the Contract Period while Executive is employed by SITE Centers, Executive will be entitled to participate in all retirement and other benefit plans maintained by SITE Centers that are generally available to its senior executives and with respect to which Executive is eligible pursuant to the terms of the underlying plan or plans, including, without limitation, the SITE Centers 401(k) plan for its employees and any SITE Centers deferred compensation program.
4.2
Insurance, Generally. Throughout the Contract Period while Executive is employed by SITE Centers, SITE Centers will provide an enrollment opportunity to Executive and Executive’s eligible dependents for health, dental and vision insurance coverage, other insurance (e.g., life, disability, etc.) and any other health and welfare benefits maintained by SITE Centers from time to time, if any, during the Contract Period that are generally available to its senior executives and

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with respect to which Executive is eligible pursuant to the terms of the underlying plan or plans. To the extent that SITE Centers maintains officer insurance coverage, Executive shall be covered by such policy on terms no less favorable than provided to other officers.
4.3
Paid Time Off. Executive will be entitled to such periods of paid time off during the Contract Period while Executive is employed by SITE Centers as may be provided from time to time under any SITE Centers paid time off policy for senior executive officers.
5.
Expense Reimbursements. SITE Centers will reimburse Executive during the Contract Period while Executive is employed by SITE Centers for travel, entertainment, and other expenses reasonably and necessarily incurred by Executive in connection with SITE Centers’ business. Executive will provide such documentation with respect to expenses to be reimbursed as SITE Centers may reasonably request.
6.
Termination.
6.1
Death or Disability. Executive’s employment under this Agreement will terminate immediately upon Executive’s death. During the Contract Period while Executive is employed by SITE Centers, SITE Centers shall terminate Executive’s employment under this Agreement immediately upon giving notice of termination if Executive is Totally Disabled (as that term is defined in Section 9.1 below) for an aggregate of 120 days in any consecutive 12 calendar months or for 90 consecutive days.
6.2
For Cause by SITE Centers.
(a)
During the Contract Period while Executive is employed by SITE Centers, SITE Centers may terminate Executive’s employment under this Agreement for “Cause” at any time upon the occurrence of any of the following circumstances:
(i)
willful failure by Executive substantially to perform the lawful instructions of SITE Centers or one of its Subsidiaries (other than as a result of total or partial incapacity due to physical or mental illness) following written notice by SITE Centers to Executive of such failure and 10 days within which to cure such failure;
(ii)
Executive’s theft or embezzlement of SITE Centers property;
(iii)
Executive’s dishonesty in the performance of Executive’s duties resulting in material harm to SITE Centers;
(iv)
any act by Executive that constitutes (A) a felony under the laws of the United States or any state thereof or, where applicable, any other equivalent offense (including a crime subject to a custodial sentence) under the laws of the applicable jurisdiction, or (B) any other crime involving moral turpitude;
(v)
willful or gross misconduct by Executive in connection with Executive’s duties to SITE Centers or otherwise which, in the reasonable good faith judgment of the Board, could reasonably be expected to be materially injurious to the financial condition or business reputation of SITE Centers, its Subsidiaries or affiliates; or
(vi)
breach of the provisions of any restrictive covenants with SITE Centers, its Subsidiaries or affiliates.

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(b)
The termination of Executive’s employment under this Agreement shall not be deemed to be for “Cause” pursuant to this Section 6.2 unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive has committed the conduct described in Sections 6.2(a)(i), (ii), (iii), (iv), (v) or (vi) above, and specifying the particulars thereof in detail.
6.3
For Good Reason by Executive. During the Contract Period while Executive is employed by SITE Centers, Executive may terminate Executive’s employment under this Agreement for “Good Reason” if any of the following circumstances occur:
(a)
SITE Centers materially reduces Executive’s authority, duties or responsibilities from those set forth in Section 1 above;
(b)
SITE Centers materially reduces Executive’s Base Salary or Annual Bonus opportunity from that set forth in Section 3 above (but only to the extent that such reduction results in a substantial reduction in Executive’s total compensation);
(c)
Executive is required to report to anyone other than the CEO; or
(d)
SITE Centers materially breaches any of its obligations under this Agreement.

Notwithstanding the foregoing, no termination of employment by Executive shall constitute a termination for “Good Reason” unless (i) Executive gives SITE Centers notice of the existence of an event described in clause (a), (b), (c) or (d) above, within sixty (60) days following the occurrence thereof and (ii) SITE Centers does not remedy such event described in clause (a), (b), (c) or (d) above, as applicable, within thirty (30) days of receiving the notice described in the preceding clause (i), and (iii) in all cases, Executive terminates employment pursuant to this Section 6.3 within one year from the date the event described in clause (a), (b), (c) or (d) above initially occurred.

6.4
Without Cause by SITE Centers. During the Contract Period while Executive is employed by SITE Centers, SITE Centers may terminate Executive’s employment under this Agreement at any time without Cause pursuant to written notice provided to Executive not less than 90 days in advance of such termination upon the affirmative vote of a majority of all of the members of the Board. Any termination under this Section 6.4 will be effective at such time during the Contract Period while Executive is employed by SITE Centers as may be specified in that written notice, subject to the preceding sentence.
6.5
Without Good Reason by Executive. During the Contract Period while Executive is employed by SITE Centers, Executive may terminate Executive’s employment under this Agreement at any time without Good Reason pursuant to written notice provided to SITE Centers not less than 90 days in advance of such termination. Any termination under this Section 6.5 will be effective at such time during the Contract Period while Executive is employed by SITE Centers as Executive may specify in that written notice, subject to the preceding sentence.
7.
Payments Upon Termination of Employment.
7.1
Upon Termination For Cause or Without Good Reason. If Executive’s employment under this Agreement is terminated by SITE Centers for Cause or by Executive without Good

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Reason during the Contract Period while Executive is employed by SITE Centers, SITE Centers will pay and provide to Executive the Executive’s Base Salary and any accrued but unused paid time off through the Termination Date in accordance with SITE Centers policy to the extent not already paid and continuing health, dental and vision insurance and other insurance (e.g., life, disability, etc.) at the levels specified in Section 4.2 through the Termination Date, and, except as may otherwise be required by law, SITE Centers will not pay or provide to Executive any further compensation or other benefits under this Agreement. SITE Centers will pay any Base Salary referred to in this Section 7.1 to Executive within 30 days of the Termination Date.
7.2
Upon Termination Without Cause or For Good Reason. If Executive’s employment under this Agreement is terminated by SITE Centers other than due to Cause, death or disability (pursuant to Section 6.1), or by Executive for Good Reason, during the Contract Period while Executive is employed by SITE Centers, and Section 7.5 does not apply, SITE Centers will pay and provide to Executive the amounts and benefits specified in this Section 7.2, except that SITE Centers will not be obligated to pay the lump sum amounts specified in Section 7.2 (c), (d) and (e) unless either (x) SITE Centers is deemed to have waived its right to present and require a Release as provided in Section 8.2 or (y) Executive has timely executed a Release as contemplated by Section 8.3. The amounts and benefits specified in this Section 7.2 are as follows:
(a)
A lump sum amount equal to Executive’s Base Salary and any accrued but unused paid time off for the year through the Termination Date, to the extent not already paid in accordance with SITE Centers policy. SITE Centers will pay this amount to Executive within 30 days of the Termination Date.
(b)
A lump sum amount equal to Executive’s Annual Bonus earned for the calendar year immediately preceding the calendar year in which the Termination Date occurs, to the extent not already paid. SITE Centers will pay this amount to Executive on the same date and in the same amount that the Annual Bonus for such year would have been paid if Executive’s employment had not been terminated, but in any event not later than March 15 of the calendar year in which the Termination Date occurs.
(c)
A lump sum amount equal in value to Executive’s Annual Bonus that would have been earned for the calendar year in which the Termination Date occurs, pro-rated based on the number of days that Executive is employed by SITE Centers during the applicable performance period, and calculated on the basis of actual performance of Executive for such pro-rated period, as determined in the sole, reasonable discretion of the CEO or the Committee, as applicable. Subject to Section 13.1, SITE Centers will pay this amount to Executive as soon as practicable (but no later than 74 days) following the Termination Date.
(d)
A lump sum amount equal to $600,000. Subject to Section 13.1, SITE Centers will pay this amount to Executive as soon as practicable (but no later than 74 days) following the Termination Date.
(e)
A lump sum in cash in an amount equal to the product of (i) 18 multiplied by (ii) the sum of (A) the monthly premium (both the employee and the employer portion) for employer-provided health, dental and vision insurance benefits in effect for Executive and Executive’s eligible dependents as of the Termination Date, plus (B) the employer portion of the monthly premium for other employer-provided insurance (e.g., life, disability, etc.) in effect for Executive as of the Termination Date. Such payments shall be taxable to Executive. Subject to Section 13.1, SITE Centers will pay this amount to

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Executive as soon as practicable (but no later than 74 days) following the Termination Date.
7.3
Upon Termination by Reason of Death. If Executive’s employment under this Agreement is terminated by reason of Executive’s death during the Contract Period while Executive is employed by SITE Centers, SITE Centers will pay, or cause to be paid, and provide, or cause to be provided, to Executive’s personal representative and Executive’s eligible dependents, as appropriate, the amounts and benefits specified in this Section 7.3, except that SITE Centers will not be obligated to pay the lump sum amounts specified in Section 7.3 (c), (d) and (e) unless either (x) SITE Centers is deemed to have waived its right to present and require a Release as provided in Section 8.2 or (y) Executive’s personal representative has timely executed a Release as contemplated by Section 8.3. The amounts and benefits specified in this Section 7.3 are as follows:
(a)
A lump sum amount equal to Executive’s Base Salary and any accrued but unused paid time off for the year through the Termination Date, to the extent not already paid in accordance with SITE Centers policy. SITE Centers will pay this amount to Executive’s personal representative within 30 days of the Termination Date.
(b)
A lump sum amount equal to Executive’s Annual Bonus earned for the calendar year immediately preceding the calendar year in which the Termination Date occurs, to the extent not already paid. SITE Centers will pay this amount to Executive’s personal representative on the same date and in the same amount that the Annual Bonus for such year would have been paid if Executive’s employment had not been terminated, but in any event not later than March 15 of the calendar year in which the Termination Date occurs.
(c)
A lump sum amount equal in value to Executive’s Annual Bonus that would have been earned for the calendar year in which the Termination Date occurs at the “Target” level, pro-rated based on the number of days that Executive is employed by SITE Centers during the applicable performance period. Subject to Section 13.1, SITE Centers will pay this amount to Executive’s personal representative as soon as practicable (but no later than 74 days) following the Termination Date.
(d)
A lump sum amount equal to $600,000. Subject to Section 13.1, SITE Centers will pay this amount to Executive as soon as practicable (but no later than 74 days) following the Termination Date.
(e)
A lump sum in cash to Executive’s personal representative as soon as practicable (but no later than 74 days) following Executive’s death in an amount equal to the product of (i) 18 multiplied by (ii) the sum of (A) the monthly premium for employer-provided health, dental and vision insurance benefits at the levels specified in Section 4.2 in effect for Executive and Executive’s eligible dependents as of Executive’s death, plus (B) the employer portion of the monthly premium for other employer-provided insurance (e.g., life, disability, etc.) in effect for Executive as of Executive’s death.
7.4
Upon Termination by Reason of Disability. If Executive’s employment under this Agreement is terminated by SITE Centers pursuant to Section 6.1 during the Contract Period while Executive is employed by SITE Centers following Executive’s disability, SITE Centers will pay and provide to Executive and Executive’s eligible dependents, as appropriate, the amounts and benefits specified in this Section 7.4, except that SITE Centers will not be obligated to pay the lump sum amounts specified in Section 7.4(c), (d) and (e) unless either (x) SITE Centers is deemed to have waived its right to present and require a Release as provided in Section

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8.2 or (y) Executive (or in the event of Executive’s legal incapacity, Executive’s personal representative) has timely executed a Release as contemplated by Section 8.3. The amounts and benefits specified in this Section 7.4 are as follows:
(a)
A lump sum amount equal to Executive’s Base Salary and any accrued but unused paid time off for the year through the Termination Date, to the extent not already paid in accordance with SITE Centers policy. SITE Centers will pay this amount to Executive within 30 days of the Termination Date.
(b)
A lump sum amount equal to Executive’s Annual Bonus earned for the calendar year immediately preceding the calendar year in which the Termination Date occurs, to the extent not already paid. SITE Centers will pay this amount to Executive on the same date and in the same amount that the Annual Bonus for such year would have been paid if Executive’s employment had not been terminated, but in any event not later than March 15 of the calendar year in which the Termination Date occurs.
(c)
A lump sum amount equal in value to Executive’s Annual Bonus that would have been earned for the calendar year in which the Termination Date occurs at the “Target” level, pro-rated based on the number of days that Executive is employed by SITE Centers during the applicable performance period. Subject to Section 13.1, SITE Centers will pay this amount to Executive as soon as practicable (but no later than 74 days) following the Termination Date.
(d)
A lump sum amount equal to $600,000. Subject to Section 13.1, SITE Centers will pay this amount to Executive as soon as practicable (but no later than 74 days) following the Termination Date.
(e)
A lump sum in cash in an amount equal to the product of (i) 18 multiplied by (ii) the sum of (A) the monthly premium (both the employee and the employer portion) for employer-provided health, dental and vision insurance benefits in effect for Executive and Executive’s eligible dependents as of the Termination Date, plus (B) the employer portion of the monthly premium for other employer-provided insurance (e.g., life, disability, etc.) in effect for Executive as of the Termination Date. Such payments shall be taxable to Executive. SITE Centers will pay this amount to Executive as soon as practicable (but no later than 74 days) following the Termination Date.
7.5
Upon Termination In Connection With a Change in Control. Upon the occurrence of a Triggering Event during the Contract Period while Executive is employed by SITE Centers, SITE Centers will pay and provide to Executive the amounts and benefits specified in this Section 7.5, and SITE Centers will be deemed to have waived its right to provide a Release as provided in Section 8.2, and the provision of a Release will not be a condition to Executive receiving any payment or benefit from SITE Centers under this Section 7.5. The amounts and benefits specified in this Section 7.5 are as follows:
(a)
A lump sum amount equal to Executive’s Base Salary and any accrued but unused paid time off for the year through the Termination Date, to the extent not already paid in accordance with SITE Centers policy. SITE Centers will pay this amount to Executive within 30 days of the Termination Date.
(b)
A lump sum amount equal to Executive’s Annual Bonus earned for the calendar year immediately preceding the calendar year in which the Termination Date occurs, to the extent not already paid. SITE Centers will pay this amount to Executive on the same date and in the same amount that the Annual Bonus for such year would have been paid if

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Executive’s employment had not been terminated, but in any event not later than March 15 of the calendar year in which the Termination Date occurs.
(c)
A lump sum amount equal in value to Executive’s Annual Bonus that would have been earned for the calendar year in which the Termination Date occurs, pro-rated based on the number of days that Executive is employed by SITE Centers during the applicable performance period, and calculated on the basis of actual performance of Executive for such pro-rated period, as determined in the sole, reasonable discretion of the CEO or the Committee, as applicable. Subject to Section 13.1, SITE Centers will pay this amount to Executive as soon as practicable (but no later than 74 days) following the Termination Date.
(d)
A lump sum amount equal to $600,000. Subject to Section 13.1, SITE Centers will pay this amount to Executive as soon as practicable (but no later than 74 days) following the Termination Date.
(e)
A lump sum in cash in an amount equal to the product of (i) 18 multiplied by (ii) the sum of (A) the monthly premium (both the employee and the employer portion) for employer-provided health, dental and vision insurance benefits in effect for Executive and Executive’s eligible dependents as of the Termination Date, plus (B) the employer portion of the monthly premium for other employer-provided insurance (e.g., life, disability, etc.) in effect for Executive as of the Termination Date. Such payments shall be taxable to Executive. Subject to Section 13.1, SITE Centers will pay this amount to Executive as soon as practicable (but no later than 74 days) following the Termination Date.
8.
Release. This Section 8 will apply only upon termination of Executive’s employment during the Contract Period while Executive is employed by SITE Centers (a) by SITE Centers without Cause, (b) by Executive for Good Reason, (c) by reason of Executive’s death or (d) by SITE Centers pursuant to Section 6.1 following Executive’s disability.
8.1
Presentation of Release by SITE Centers. If this Section 8 applies, SITE Centers may present to Executive (or in the case of Executive’s death or legal incapacity, to Executive’s personal representative), not later than 21 days after the Termination Date, a form of release (a “Release”) of all current and future claims, known or unknown, arising on or before the date on which the Release is to be executed, that Executive or Executive’s assigns have or may have against SITE Centers or any Subsidiary, and the directors, officers, and affiliates of any of them, substantially in the form attached hereto as Exhibit A, but subject to such modifications as may be reasonably determined necessary or appropriate by the Committee to reflect the terms and intentions of this Agreement or changes in applicable law or reasonable changes in best practices through the execution of such Release, together with a covering message in which SITE Centers advises Executive (or Executive’s personal representative) that the Release is being presented in accordance with this Section 8.1 and that a failure by Executive (or Executive’s personal representative) to execute and return the Release as contemplated by Section 8.3 would relieve SITE Centers of the obligation to make payments otherwise due to Executive (or to Executive’s personal representative) under one or more portions of Section 7.2, Section 7.3 or Section 7.4, as the case may be.
8.2
Effect of Failure by SITE Centers to Present Release. If SITE Centers fails to present a Release and covering message to Executive (or Executive’s personal representative) as contemplated by Section 8.1, SITE Centers will be deemed to have waived the requirement that Executive (or Executive’s personal representative) execute a Release as a condition to receiving payments under any portion of Section 7.2, Section 7.3 or Section 7.4, as the case may be.

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8.3
Execution of Release by Executive or Executive’s Personal Representative. If SITE Centers does present a Release and covering message to Executive (or Executive’s personal representative) as contemplated by Section 8.1, Executive (or Executive’s personal representative) will have until 60 days after the Termination Date (i.e., at least 39 days after presentation of the Release to Executive (or Executive’s personal representative)) within which to deliver an executed copy of the Release to SITE Centers and thereby satisfy the condition to receiving payments under any portion of Section 7.2, Section 7.3 or Section 7.4, as the case may be, provided that Executive (or Executive’s personal representative) does not revoke the execution of the Release during any applicable revocation period.
8.4
Effect of Failure to Execute Release or of Revocation of Release. If Executive (or Executive’s personal representative) fails to deliver an executed copy of the Release to SITE Centers within 60 days after the Termination Date or revokes the execution of the Release during any applicable revocation period, Executive (or Executive’s personal representative) will be deemed to have waived the right to receive all payments under Section 7.2, Section 7.3, or Section 7.4, as the case may be, that were conditioned on the Release.
9.
Disability Definitions; Physical Examination.
9.1
Definitions. For all purposes of this Agreement:
(a)
Executive’s “Own Occupation” means the regular occupation in which Executive is engaged under this Agreement at the time Executive becomes disabled.
(b)
“Total Disability” means that, because of sickness or injury, Executive is not able to perform the material and substantial duties of Executive’s Own Occupation.
(c)
“Totally Disabled” means that Executive suffers from Total Disability (and Executive will be deemed to continue to be Totally Disabled so long as Executive is not able to work in Executive’s Own Occupation even if Executive works in some other capacity).
9.2
Physical Examination. If either SITE Centers or Executive, at any time or from time to time after receipt of notice of Executive’s Total Disability from the other, desires to contend that Executive is not Totally Disabled, Executive will promptly submit to a physical examination by the chief of medicine of any major accredited hospital in the New York, New York, Belvedere, California, or Cleveland, Ohio areas (at SITE Centers’ reasonable cost) and, unless that physician issues his or her written statement to the effect that, in his or her opinion, based on his or her diagnosis, Executive is capable of resuming Executive’s Own Occupation and discharging the duties of Executive’s Own Occupation in accordance with the terms of this Agreement, Executive will be deemed to be and to continue to be Totally Disabled for all purposes of this Agreement.
10.
No Set‑Off; No Obligation to Seek Other Employment or to Otherwise Mitigate Damages; No Effect Upon Other Plans. SITE Centers’ obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement will not be affected by any set‑off, counterclaim, recoupment, defense, or other claim whatsoever that SITE Centers or any Subsidiary or affiliate may have against Executive, except that the prohibition on set-off, counterclaim, recoupment, defense, or other claim contained in this sentence will not apply if Executive’s employment is terminated by SITE Centers for Cause. Executive will not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. The amount of any payment provided for under this Agreement will not be reduced by any compensation or benefits earned by Executive as the result of employment by another employer or otherwise after the Termination Date. Neither the provisions of this Agreement nor the making of any payment provided for under this

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Agreement, nor the termination of SITE Centers’ obligations under this Agreement, will reduce any amounts otherwise payable, or in any way diminish Executive’s rights, under any incentive compensation plan, stock option or stock appreciation rights plan, restricted stock plan or agreement, deferred compensation, retirement, or supplemental retirement plan, stock purchase and savings plan, disability or insurance plan, or other similar contract, plan, or arrangement of SITE Centers or any Subsidiary, all of which will be governed by their respective terms.
11.
Payments Are in Lieu of Severance Payments. If Executive becomes entitled to receive payments under this Agreement as a result of termination of Executive’s employment, those payments will be in lieu of any and all other claims or rights that Executive may have against SITE Centers for severance, separation, and/or salary continuation pay upon that termination of Executive’s employment.
12.
Covenants and Confidential Information. Executive acknowledges SITE Centers’ reliance on and expectation of Executive’s continued commitment to performance of Executive’s duties and responsibilities during the Contract Period while Executive is employed by SITE Centers and Executive assumes the obligations set out in this Section 12 in light of that reliance and expectation on the part of SITE Centers.
12.1
Confidentiality. Throughout and after the Contract Period, Executive will not disclose, divulge, discuss, copy, or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, SITE Centers, any confidential information relating to SITE Centers’ operations, properties, or otherwise to its particular business or other trade secrets of SITE Centers, it being acknowledged by Executive that all such information regarding the business of SITE Centers compiled or obtained by, or furnished to, Executive during Executive’s employment by or association with SITE Centers is confidential information and SITE Centers’ exclusive property. The restrictions in this Section 12.1 will not apply to any information to the extent that it (a) is clearly obtainable in the public domain, (b) becomes obtainable in the public domain, except by reason of the breach by Executive of Executive’s obligations under this Section 12.1, (c) was not acquired by Executive in connection with Executive’s employment or affiliation with SITE Centers, (d) was not acquired by Executive from SITE Centers or its representatives, or (e) is required to be disclosed by rule of law or by order of a court or governmental body or agency. However, nothing in this Agreement or in ancillary agreements is intended to interfere with or discourage the disclosure of a suspected violation of the law to any governmental entity, or to discourage Executive from participating in an investigation by a governmental entity regarding a suspected violation of the law.
12.2
Non-Disparagement.
(a)
Throughout and after the Contract Period, outside the ordinary course of business on behalf of the Company, Executive will not make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information concerning SITE Centers or its Subsidiaries or affiliates, or any of their legal predecessors, successors, assigns, parents, subsidiaries, divisions or other affiliates, or any of the foregoing’s respective past, present or future directors, officers, employees or representatives (collectively, the “Non-Disparagement Parties”), or any Non-Disparagement Party’s business, or its actions, to any person or entity, regardless of the truth or falsity of such statement.
(b)
Throughout and after the Contract Period, SITE Centers will reasonably direct the executive officers and directors of SITE Centers not to make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse

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information concerning Executive or any of Executive’s legal successors, assigns, or other affiliates, or any of the foregoing’s respective past, present or future directors, officers, employees or representatives (collectively, the “Executive Non-Disparagement Parties”), or any Executive Non-Disparagement Party’s business, or its actions, to any person or entity, regardless of the truth or falsity of such statement.
(c)
This Section 12.2 does not apply to truthful testimony or disclosure compelled or required by applicable law or legal process. Notwithstanding anything in this Agreement or ancillary agreements to the contrary, Executive is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.
12.3
Remedies. Executive acknowledges that the remedy at law for any breach by Executive of this Section 12 may be inadequate and that the damages following from any such breach may not be readily susceptible to being measured in monetary terms. Accordingly, Executive agrees that, upon adequate proof of Executive’s violation of any legally enforceable provision of this Section 12, SITE Centers will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 12 will be deemed to limit SITE Centers’ remedies at law or in equity for any breach by Executive of any of the provisions of this Section 12 that may be pursued or availed of by SITE Centers.
12.4
Acknowledgement. Executive has carefully considered the nature and extent of the restrictions upon Executive and the rights and remedies conferred upon SITE Centers under this Section 12, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition that otherwise would be unfair to SITE Centers, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are fully required to protect the legitimate interests of SITE Centers, and do not confer a benefit upon SITE Centers disproportionate to the detriment to Executive.
13.
Compliance with Section 409A.
13.1
Six Month Delay on Certain Payments, Benefits, and Reimbursements. If Executive is a “specified employee” for purposes of Section 409A (as determined under SITE Centers’ policy for determining specified employees on the Termination Date), to the extent necessary to comply with Section 409A(a)(2)(B)(i), each payment, benefit, or reimbursement paid or provided under this Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A, that is to be paid or provided as a result of a “separation from service” within the meaning of Section 409A, and that would otherwise be paid or provided at any time (a “Scheduled Time”) that is on or before the date (the “Six Month Date”) that is exactly six months after the Termination Date (other than payments, benefits, or reimbursements that are treated as separation pay under Section 1.409A-1(b)(9)(v) of the Treasury Regulations) will not be paid or provided at the Scheduled Time but will be accumulated (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Internal Revenue Code in effect on the Termination Date) through the Six Month Date and paid or provided during the period of 30 consecutive days beginning on the first business day after the Six Month Date (that period of 30 consecutive days, the “Seventh Month after the Termination Date”), except that if Executive dies before the Six Month Date, the payments, benefits, or reimbursements will be accumulated only through the date of Executive’s death and thereafter paid or provided not later than 30 days after the date of death.
13.2
Additional Limitations on Reimbursements and In-Kind Benefits. The reimbursement of expenses or in-kind benefits provided under Section 7 or under any other section of this

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Agreement that are taxable benefits (and that are not disability pay or death benefit plans within the meaning of Section 409A) are intended to comply, to the maximum extent possible, with the exception to Section 409A set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations. To the extent that any reimbursement of expenses or in-kind benefits provided under Section 7 or under any other section of this Agreement do not qualify for that exception and are otherwise deferred compensation subject to Section 409A , then they will be subject to the following additional rules: (a) any reimbursement of eligible expenses will be paid within 30 days following Executive’s written request for reimbursement; provided, however, that Executive provides written notice no later than 60 days before the last day of the calendar year following the calendar year in which the expense was incurred so that SITE Centers can make the reimbursement within the time periods required by Section 409A; (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year will not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (c) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for any other benefit.
13.3
Compliance Generally. Each payment or reimbursement and the provision of each benefit under this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. SITE Centers and Executive intend that the payments and benefits provided under this Agreement will either be exempt from the application of, or comply with, the requirements of Section 409A. This Agreement is to be construed, administered, and governed in a manner that effects that intent and SITE Centers will not take any action that is inconsistent with that intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out, or modified in a manner that would result in the imposition of an additional tax under Section 409A upon Executive. Notwithstanding any provision of Section 7 to the contrary, if the period commencing on the Termination Date begins in one taxable year of Executive and the 74th day following the Termination Date is in a subsequent taxable year, any amounts payable under Section 7 which are considered deferred compensation under Section 409A shall be paid in such subsequent taxable year.
13.4
Termination of Employment to Constitute a Separation from Service. The parties intend that the phrase “termination of employment” and words and phrases of similar import mean a “separation from service” with SITE Centers within the meaning of Section 409A. Executive and SITE Centers will take all steps necessary (including taking into account this Section 13.4 when considering any further agreement regarding provision of services by Executive to SITE Centers after the Termination Date) to ensure that (a) any termination of employment under this Agreement constitutes a “separation from service” within the meaning of Section 409A, and (b) the Termination Date is the date on which Executive experiences a “separation from service” within the meaning of Section 409A.
14.
Indemnification. SITE Centers will indemnify Executive, to the full extent permitted or authorized by the Ohio General Corporation Law as it may from time to time be amended, if Executive is made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that Executive is or was a director, officer, or employee of SITE Centers and/or of any Subsidiary, or is or was serving at the request of SITE Centers and/or of any Subsidiary as a director, trustee, officer, or employee of a corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided by this Section 14 will not be deemed exclusive of any other rights to which Executive may be entitled under the articles of incorporation or the regulations of SITE Centers and/or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in Executive’s official capacity and as to action in another capacity while holding such office, and will continue as to Executive

12

after Executive has ceased to be a director, trustee, officer, or employee and will inure to the benefit of Executive’s heirs, executors, and administrators. In particular, Executive will continue to be entitled to the full benefit of the indemnification agreement between Executive and SITE Centers (the “Indemnification Agreement”) for so long as that Indemnification Agreement remains in effect according to its terms. In the event of any conflict or inconsistency between the provisions of this Section 14 and the provisions of the Indemnification Agreement, the provisions of the Indemnification Agreement shall control.
15.
Adjustment of Certain Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided hereunder or under any other plan or agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Internal Revenue Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided hereunder is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by Executive or the Company, by the Company’s independent accountants or a nationally recognized law firm chosen by the Company. The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 15 shall not of itself limit or otherwise affect any other rights of Executive under this Agreement. In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section 15, then the reduction will be made in accordance with Section 409A and will occur in the following order: (a) first, by reducing any cash payments with the last scheduled payment reduced first; (b) second, by reducing any equity-based benefits that are included at full value under Q&A-24(a) of the Treasury Regulations promulgated under Section 280G of the Internal Revenue Code (the “280G Regulations”), with the highest value reduced first; (c) third, by reducing any equity-based benefits included on an acceleration value under Q&A-24(b) or 24(c) of the 280G Regulations, with the highest value reduced first; and (d) fourth, by reducing any non-cash, non-equity based benefits, with the latest scheduled benefit reduced first.
16.
Certain Expenses. This Section 16 will apply only to expenses that (a) are otherwise described in one or more of its subsections and (b) are incurred at any time from the Effective Date through the fifth anniversary of Executive’s death.
16.1
Reimbursement of Certain Expenses. SITE Centers will pay, as incurred, all expenses, including the reasonable fees of counsel engaged by Executive, of Executive in (a) prosecuting any action to compel SITE Centers to comply with the terms of this Agreement upon receipt from Executive of an undertaking to repay SITE Centers for such expenses if it is ultimately determined by a court of competent jurisdiction that Executive had no reasonable grounds for bringing such action or (b) defending any action brought by a party other than Executive or Executive’s personal representative to have this Agreement declared invalid or unenforceable.
16.2
Advancement of Certain Expenses. Expenses (including the reasonable fees of counsel engaged by Executive) incurred by Executive in defending any action, suit, or proceeding commenced or threatened against Executive for any action or failure to act as an employee, officer or director of SITE Centers and/or of any Subsidiary will be paid by SITE Centers, as they are incurred, in advance of final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of Executive in which Executive agrees to reasonably cooperate with

13

SITE Centers and/or the Subsidiary, as the case may be, concerning the action, suit, or proceeding, and (a) if the action, suit, or proceeding is commenced or threatened against Executive for any action or failure to act as a director, to repay the amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to SITE Centers or a Subsidiary or with reckless disregard for the best interests of SITE Centers or a Subsidiary, or (b) if the action, suit, or proceeding is commenced or threatened against Executive for any action or failure to act as an officer or employee, to repay the amount if it is ultimately determined that Executive is not entitled to be indemnified. The obligation of SITE Centers to advance expenses provided for in this Section 16.2 will not be deemed exclusive of any other rights to which Executive may be entitled under the articles of incorporation or the regulations of SITE Centers or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, or otherwise.
17.
Survival of Obligations. Except as is otherwise expressly provided in this Agreement, the respective obligations of SITE Centers and Executive under this Agreement will survive any termination of Executive’s employment under this Agreement.
18.
Notices. Notices and all other communications provided for in this Agreement must be in writing and will be deemed to have been duly given upon receipt (or rejection) when delivered in person or by overnight delivery (to the CEO of SITE Centers in the case of notices to SITE Centers and to Executive in the case of notices to Executive) or mailed by United States registered mail, return receipt requested, postage prepaid, and addressed, if to SITE Centers, to its principal place of business, attention: Chief Executive Officer, and, if to Executive, to Executive’s home address last shown on the records of SITE Centers, or to such other address or addresses as either party may furnish to the other in accordance with this Section 18.
19.
Entire Agreement. Except as otherwise set forth below in this Section 19 or as otherwise described herein, this Agreement and the agreements specifically referenced herein supersede in their entirety all prior agreements between the parties, if any, and all understandings between them, if any, with respect to the subject matter of this Agreement. As provided in Section 14, Executive will continue to be entitled to the full benefit of the Indemnification Agreement for so long as it remains in effect according to its terms.
20.
Mandatory Arbitration Before a Change in Control. Section 20.1 will apply if and only if either party notifies the other, in writing, that it is demanding resolution of a then-current controversy or claim by arbitration and the notice is provided by the notifying party to the other party before any Change in Control has occurred. Nothing in this Section 20 will limit the right of SITE Centers to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by Executive of any of Executive’s covenants contained in Section 12 above.
20.1
Scope of Arbitration. If this Section 20.1 applies, any controversy or claim arising out of or relating to this Agreement or any breach of this Agreement will be settled by binding arbitration to be held before three arbitrators and conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association in the City of Cleveland, Ohio or New York, New York. The decision of the arbitrators will be final and binding on both parties and judgment on any award rendered by the arbitrators may be entered in any court of competent jurisdiction. Costs and expenses of any such arbitration will be borne by the parties as may be directed by the arbitrators taking into account the extent to which the positions taken by each of the parties are reasonable. The arbitrators will have the power to issue mandatory orders and restraining orders in connection with any such arbitration.

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20.2
Other Disputes. If Section 20.1 does not apply to any claim or controversy between the parties, the parties may nevertheless, but need not, mutually agree to submit any controversy or claim to arbitration as though Section 20.1 did apply. Failing any such mutual agreement, either party may bring proceedings against the other with respect to any claim or controversy in any court of competent jurisdiction that satisfies the venue requirements set forth in Section 21.8. Nothing in this Section 20.2 imposes upon either party any obligation to discuss possible arbitration of any claim or controversy to which Section 20.1 does not apply before bringing any court proceedings with respect to that claim or controversy.
21.
Miscellaneous.
21.1
No Conflict. Executive represents and warrants that Executive is not a party to any agreement, contract, or understanding, whether employment or otherwise, that would restrict or prohibit Executive from undertaking or performing employment in accordance with the terms and conditions of this Agreement.
21.2
Assistance. During the term of this Agreement and thereafter, Executive will provide reasonable assistance to SITE Centers in litigation and regulatory matters that relate to events that occurred during Executive’s period of employment with SITE Centers and its predecessors, and will provide reasonable assistance to SITE Centers with matters relating to its corporate history from the period of Executive’s employment with it or its predecessors. Executive will be entitled to reimbursement of reasonable out-of-pocket travel or related costs and expenses relating to any such cooperation or assistance that occurs following the Termination Date.
21.3
Severability. The provisions of this Agreement are severable and if any one or more provision is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless will be binding and enforceable.
21.4
Benefit of Agreement. The rights and obligations of SITE Centers under this Agreement will inure to the benefit of, and will be binding on, SITE Centers and its successors and assigns, and the rights and obligations (other than obligations to perform services) of Executive under this Agreement will inure to the benefit of, and will be binding upon, Executive and Executive’s heirs, personal representatives, and assigns.
21.5
No Waiver. The failure of either party to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party from later enforcing each and every other provision of this Agreement. The rights granted the parties in this Agreement are cumulative and the waiver of any single remedy will not constitute a waiver of that party’s right to assert all other legal remedies available to it under the circumstances.
21.6
Modification. This Agreement may not be modified or terminated orally. No modification or termination will be valid unless in writing and signed by the party against which the modification or termination is sought to be enforced. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that this Agreement and any compensation described herein are subject to the terms and conditions of the Company's clawback provisions, policy or policies (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Shares at any point may be traded) (the “Compensation Recovery Policy”), and applicable sections of this Agreement and any related documents shall be deemed superseded by and subject to (as applicable) the terms and

15

conditions of the Compensation Recovery Policy. Further, Executive agrees to fully cooperate with the Company in connection with any of Executive’s obligations to the Company pursuant to the Compensation Recovery Policy, and agrees that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy, in each case from and after the effective dates thereof.
21.7
Merger or Transfer of Assets of SITE Centers. During the Contract Period while Executive is employed by SITE Centers, SITE Centers will not consolidate with or merge into any other corporation, or transfer all or substantially all of its assets to another corporation, unless such other corporation assumes this Agreement in a signed writing and delivers a copy thereof to Executive, which signed writing may consist of the merger or sale agreement, or similar document. Upon any such assumption, the successor corporation will become obligated to perform the obligations of SITE Centers under this Agreement, and the terms “SITE Centers” and the “Company,” as used in this Agreement, will be deemed to refer to that successor corporation, and the term “the Board” as used in this Agreement will be deemed to refer to the board of directors of that successor corporation.
21.8
Governing Law and Venue. The provisions of this Agreement will be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made in and to be performed exclusively within that State, notwithstanding any conflict of law provision to the contrary. Subject to the mandatory arbitration provisions of Section 20, the parties consent to venue and personal jurisdiction over them in the courts of the State of Ohio and federal courts sitting in Cleveland, Ohio, for purposes of construing and enforcing this Agreement.
21.9
Termination of Status as Director or Officer. Notwithstanding anything in this Agreement to the contrary, unless otherwise agreed to by SITE Centers and Executive prior to the Termination Date, Executive shall be deemed to have automatically resigned from all directorships and offices with SITE Centers and its Subsidiaries, and their affiliates (including joint ventures), as of the Termination Date.
22.
Definitions.
22.1
Cause. The term “Cause” has the meaning set forth in Section 6.2.
22.2
Change in Control. The term “Change in Control” means the occurrence, during the Contract Period while Executive is employed by SITE Centers, of any of the following:
(a)
consummation of a consolidation or merger in which SITE Centers is not the surviving corporation, the sale of substantially all of the assets of SITE Centers, or the liquidation or dissolution of SITE Centers;
(b)
consummation of a consolidation or merger in which SITE Centers is the surviving corporation or the acquisition of assets of another corporation (a “Business Combination”), but excluding, however, any Business Combination pursuant to which (i) the individuals and entities who were the beneficial owners of the then-outstanding voting securities of SITE Centers entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns SITE Centers or all or substantially all of SITE Centers’ assets either directly or

16

through one or more subsidiaries), (ii) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (excluding SITE Centers, any employee benefit plan (or related trust) of SITE Centers, or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination and (iii) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;
(c)
any person or other entity (other than SITE Centers or a Subsidiary or any SITE Centers employee benefit plan (including any trustee of any such plan acting in its capacity as trustee)) purchases any Shares (or securities convertible into Shares) pursuant to a tender or exchange offer without the prior consent of the Board, or becomes the beneficial owner of securities of SITE Centers representing 30% or more of the voting power of SITE Centers’ outstanding securities without the prior consent of the Board; or
(d)
during any two-year period, individuals who at the beginning of such period constitute the entire Board cease to constitute a majority of the Board; provided, that any person becoming a director of SITE Centers during such two-year period whose election, or nomination for election by SITE Centers’ shareholders, was approved by a vote of at least two-thirds of the directors who at the beginning of such period constituted the entire Board or who became a director of SITE Centers during such two-year period as described in this proviso (either by a specific vote or by approval of SITE Centers’ proxy statement in which such person is named as a nominee of SITE Centers for director), but excluding for this purpose any person whose initial assumption of office as a director of SITE Centers occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors of SITE Centers or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or person other than the Board, shall be, for purposes of this Section 22.2(d), considered as though such person was a member of the Board at the beginning of such period.
22.3
Committee. The term “Committee” means the Compensation Committee of the Board or any other committee or subcommittee authorized by the Board to discharge the Board’s responsibilities relating to the compensation of SITE Centers’ officers and directors.
22.4
Good Reason. The term “Good Reason” has the meaning set forth in Section 6.3.
22.5
Internal Revenue Code. The term “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
22.6
Section. References in this Agreement to one or more “Sections” are to sections of this Agreement, except for references to certain Sections of the Internal Revenue Code.
22.7
Section 409A. The term “Section 409A” means Section 409A of the Internal Revenue Code. References in this Agreement to Section 409A are intended to include any proposed, temporary, or final regulations, or any other guidance, promulgated with respect to Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.
22.8
Shares. The term “Shares” means the Common Shares, par value $0.10 per share (or such other par value as may be established from time to time), of SITE Centers.

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22.9
Subsidiary. The term “Subsidiary” means any corporation, partnership, or other entity a majority of the voting control of which is directly or indirectly owned or controlled by SITE Centers.
22.10
Termination Date. The term “Termination Date” means the date on which Executive’s employment with SITE Centers and its Subsidiaries terminates.
22.11
Triggering Event. A “Triggering Event” for the purpose of this Agreement will be deemed to have occurred if, during the Contract Period while Executive is employed by SITE Centers:
(a)
After the date on which a Change in Control occurs, SITE Centers terminates the employment of Executive, other than in the case of a termination for Cause, a termination by SITE Centers pursuant to Section 6.1 following Executive’s disability, or a termination based on death; or
(b)
After the date on which a Change in Control occurs, Executive terminates his employment with SITE Centers for Good Reason.

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IN WITNESS WHEREOF, SITE Centers and Executive have executed this Agreement, SITE Centers by its duly authorized officer, as of the date first written above.

SITE Centers Corp.

By: _/s/ David R. Lukes________________ Name: David R. Lukes Title: President and Chief Executive Officer

/s/ Gerald R. Morgan GERALD R. MORGAN

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EXHIBIT A

Form of Release

In consideration of certain benefits provided to Gerald R. Morgan (“Executive”) and to be received by Executive from SITE Centers Corp. (the “Company”) as described in the Employment Agreement, dated as of August 28, 2024, by and between the Company and Executive (the “Agreement”):

1. Claims Released. Executive, for himself and on behalf of anyone claiming through Executive including each and all of Executive’s legal representatives, administrators, executors, heirs, successors and assigns (collectively, the “Executive Releasors”), does hereby fully, finally and forever release, absolve and discharge the Company and each and all of its legal predecessors, successors, assigns, fiduciaries, parents, subsidiaries, divisions and other affiliates, and each of the foregoing’s respective past, present and future principals, partners, shareholders, directors, officers, employees, agents, consultants, attorneys, trustees, administrators, executors and representatives (collectively, the “Company Released Parties”), of, from and for any and all claims, causes of action, lawsuits, controversies, liabilities, losses, damages, costs, expenses and demands of any nature whatsoever, at law or in equity, whether known or unknown, asserted or unasserted, foreseen or unforeseen, that the Executive Releasors (or any of them) now have, have ever had, or may have against the Company Released Parties (or any of them) based upon, arising out of, concerning, relating to or resulting from any act, omission, matter, fact, occurrence, transaction, claim, contention, statement or event occurring or existing at any time in the past up to and including the date on which Executive signs this Release, including, without limitation, (a) all claims arising out of or in any way relating to Executive’s employment with or separation of employment from the Company or its affiliates; (b) all claims for compensation or benefits, including salary, commissions, bonuses, vacation pay, expense reimbursements, severance pay, fringe benefits, stock options, restricted stock units or any other ownership interests in the Company Released Parties; (c) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, invasion of privacy and emotional distress; (e) all other common law claims; and (f) all claims (including claims for discrimination, harassment, retaliation, attorneys fees, expenses or otherwise) that were or could have been asserted by Executive or on his behalf in any federal, state, or local court, commission, or agency, or under any federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: the Age Discrimination in Employment Act (the “ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990 (the “OWBPA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, Sarbanes-Oxley Act of 2002, the National Labor Relations Act, the Rehabilitation Act of 1973, the Worker Adjustment Retraining and Notification Act, the Uniformed Services Employment and Reemployment Rights Act, Federal Executive Order 11246, and the Genetic Information Nondiscrimination Act.

2. Scope of Release. Nothing in this Release (a) shall release the Company from any of its obligations set forth in the Agreement or any claim that by law is non-waivable, (b) shall release the Company from any obligation to defend and/or indemnify Executive against any third party claims arising out of any action or inaction by Executive during the time of his employment and within the scope of his duties with the Company to the extent Executive has any such defense or indemnification right, and to the extent permitted by applicable law and to the extent the claims are covered by the Company’s director & officer liability insurance or (c) shall affect Executive’s right to file a claim for workers’ compensation or unemployment insurance benefits.

Executive further acknowledges that by signing this Release, Executive does not waive the right to file a charge against the Company with, communicate with or participate in any investigation by the EEOC, the Securities and Exchange Commission or any comparable state or local agency. However, Executive waives and releases, to the fullest extent legally permissible, all entitlement to any form of monetary relief arising from a charge Executive or others may file, including without limitation any costs, expenses or attorneys’ fees. Executive understands that this waiver and release of monetary relief would not affect an enforcement agency’s ability to investigate a charge or to pursue relief on behalf of others. Notwithstanding the foregoing, Executive will not give up his right to any benefits to which he is entitled under any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or his rights, if any, under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (COBRA), or any monetary award offered by the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. By executing this Release, Executive represents that, as of the date Executive signs this Release, no claims, lawsuits, grievances, or charges have been filed by Executive or on Executive’s behalf against the Company Released Parties.

3. Knowing and Voluntary ADEA Waiver. In compliance with the requirements of the OWBPA, Executive acknowledges by his signature below that, with respect to the rights and claims waived and released in this Release under the ADEA, Executive specifically acknowledges and agrees as follows: (a) Executive has read and understands the terms of this Release; (b) Executive has been advised and hereby is advised, and has had the opportunity, to consult with an attorney before signing this Release; (c) the Release is written in a manner understood by Executive; (d) Executive is releasing the Company and the other Company Released Parties from, among other things, any claims that Executive may have against them pursuant to the ADEA; (e) the releases contained in this Release do not cover rights or claims that may arise after Executive signs this Release; (f) Executive has been given a period of at least 21 days in which to consider and execute this Release (although Executive may elect not to use the full consideration period at Executive’s option); (g) Executive may revoke this Release during the seven-day period following the date on which Executive signs this Release, and this Release will not become effective and enforceable until the seven-day revocation period has expired; and (h) any such revocation must be submitted in writing to the Company c/o David R. Lukes, Chief Executive Officer, SITE Centers Corp., 3300 Enterprise Parkway, Beachwood, Ohio 44122 prior to the expiration of such seven-day revocation period. If Executive revokes this Release within such seven-day revocation period, it shall be null and void.

4. Acknowledgment of Restrictive Covenants. Executive acknowledges his obligations as outlined in Section 12 of the Agreement and in Section 21.6 regarding clawback or Executive forfeiture of compensation and related amounts (“Restrictive Covenants”), and acknowledges that the Restrictive Covenants remain in full force and effect.

5. Entire Agreement. This Release, the Agreement, and the documents referenced therein contain the entire agreement between Executive and the Company, and take priority over any other written or oral understanding or agreement that may have existed in the past. Executive acknowledges that no other promises or agreements have been offered for this Release (other than those described above) and that no other promises or agreements will be binding unless they are in writing and signed by Executive and the Company.

I agree to the terms and conditions set forth in this Release.

EXECUTIVE

____________________________

Date: _______________________